Exhibit T3A.28

RECEIVED	FILED

MAY 17 1989	MAY 17 1989

Administrator
MICHIGAN DEPT. OF COMMERCE	MICHIGAN DEPT. OF COMMERCE
CORPORATION DIVISION	Corporation & Securities Bureau
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ENCORE INTERNATIONAL, INC.
(FORMERLY KNOWN AS S B M NUMBER FOUR, INC.)
     These Amended and Restated Articles of Incorporation are being executed and delivered for filing for the purpose of amending and restating the Corporation’s Articles of Incorporation pursuant to the provisions of Section 642 of Act 284, Public Acts of 1972, as amended, as follows:
ARTICLE I
     The present name of the Corporation is Encore International, Inc. The Corporation was formerly known as S B M Number Four, Inc. The Corporation’s Articles of Incorporation were originally filed on August 13, 1987.
ARITCLE II
     The purpose or purposes for which the Corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan.
ARTICLE III
     The total authorized capital stock is:
A.	160,000,000 Common Shares, no par value per share, and 10,000,000 Preferred Shares, no par value per share.

B.	The Corporation’s Board of Directors is authorized to adopt from time to time a resolution or resolutions providing for the issuance of the Preferred Stock in one or more series, to fix the number of shares in each such series, and to fix the designations, powers, relative rights, preferences and limitations of the shares of each series.
ARTICLE IV
     The address of the current registered office is:
Suite 110 21 East Long Lake Road Bloomfield Hills, Michigan 48013
     The mailing address of the initial registered office is:
Suite 3400 505 North Woodward Avenue Bloomfield Hills, Michigan 48013
[STAMP OF SEAL]
GOLD SEAL APPEARS ONLY ON ORIGINAL

     The name of the initial resident agent at the registered office is: Frank Chartier.
ARTICLE V
     No Director of the Corporation shall be personally liable to the Corporation or its Shareholders for monetary damages for breach of fiduciary duty as Directors, but the foregoing shall not eliminate or limit the liability of a Director for any of the following: (i) a breach of the Director’s duty of loyalty to the Corporation or its Shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (iii) a violatin of Section 551(1) of the Michigan Business Corporation Act; (iv) a transaction from which the Director derived an improper personal benefit; or (v) an act or omission occurring before September 21, 1987. If the Michigan Business Corporation Act is amended to authorize the further elimination or limitation of the liability of Directors, then the liability of a Director of the Corporation, in addition to the limitation on personal liability contained herein, shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act as so amended. No amendment or repeal of this Article V shall apply to or have any affect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to the effective date of any such amendment or repeal.
     These Restated Articles of Incorporation were duly adopted on the 17th day of May, 1989 in accordance with the provisions of Section 642 of the Act 284 and were duly adopted by the Shareholders. The necessary number of shares as required by statute were voted in favor of these Restated Articles.
     Signed this 17th day of May, 1989.

/s/ Edward Cherney
Edward Cherney, President

CONSBDR1.ENC
[STAMP OF SEAL]
GOLD SEAL APPEARS ONLY ON ORIGINAL